Exhibit 3.1

ARTICLES OF INCORPORATION

OF

AEGIS IDENTITY SOFTWARE, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the articles of incorporation of Aegis Identity Software, Inc. (the “Corporation”) are hereby stated in their entirety and shall be effective from the time that these Articles of Incorporation (the “Articles of Incorporation”) are accepted for filing by the Secretary of State of Colorado:

ARTICLE I
Corporate Name

The name of this Corporation shall be Aegis Identity Software, Inc.

ARTICLE II
Period of Duration

This Corporation shall exist perpetually unless dissolved according to law.

ARTICLE III
Principal Office and Registered Agent and Office

The address of the Corporation's principal office in this state is 5555 DTC Parkway, Suite D-3001, Greenwood Village, Colorado  80111.

The registered office of the Corporation shall be at 5555 DTC Parkway, Suite D-3001, Greenwood Village, Colorado  80111, and the name of the registered agent at such address remains as set forth on the records of the Secretary of State as: J. Ralph Armijo.  Either the registered office or the registered agent may be changed in the manner provided by law.

ARTICLE IV
Corporate Powers

The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized pursuant to the Colorado Business Corporation Act.

ARTICLE V
Capital Stock

Section 1.                      Capital Stock.  The authorized capital stock of the Corporation and its par value is:

100,000,000 shares of common stock, par value $.001 per share, and

10,000,000 shares of preferred stock, par value $.001 per share.

The shares of the Corporation’s common and preferred stock may be issued from time to time in one or more series with preferences, limitations and relative rights as the Board of Directors may so determine.

Section 2.                      Share Options and Other Rights.  The Corporation may create and issue share options and other rights, as that term is defined in Section 7-106-205 of the Colorado Business Corporation Act, and shall determine the rights, form and content, and the consideration, if any, for which shares or fractions of shares, assets, debts or other obligations of the Corporation are to be issued pursuant to such share options and other rights.

Section 3.                      Share Transfer Restrictions.  The Board of Directors may impose transfer restrictions on the Corporation’s outstanding securities, and may require that certificates be issued to reflect that the shares bear an appropriate legend.  These restrictions may include, but are not limited to any restrictions required by federal or applicable state securities laws.

ARTICLE VI
Cumulative Voting

Cumulative voting of any shares of stock is not authorized.

ARTICLE VII
Preemptive Rights

Unless specifically authorized by an amendment to these Articles of Incorporation or a resolution adopted by the Corporation’s Board of Directors pursuant to Section 7-106-102 of the Colorado Business Corporation Act, no shareholder of any stock in the Corporation shall be entitled, as a matter of right, to purchase, subscribe for, or otherwise acquire any new or additional shares of stock of the Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, bonds, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

ARTICLE VIII
Board of Directors

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors authorized to serve on the Board of Directors shall be as few as one director or as many as seven directors.

ARTICLE IX
Amendment to Bylaws

In furtherance and not in limitation of the powers conferred by the Colorado Business Corporation Act, the Board of Directors is expressly authorized to make, alter, or repeal the Bylaws of the Corporation.

ARTICLE X
Indemnification of Directors, Officers, Employees, Fiduciaries and Agents

Section 1.                      Mandatory Indemnification.  The Corporation shall indemnify, to the full extent permitted by applicable law from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he/she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation as a director, officer, trustee, employee, fiduciary or agent of or in any similar managerial or fiduciary position of another domestic or foreign corporation or other individual or entity or an employee benefit plan.

Section 2.                      Indemnification by Resolution or Contract.  The Corporation also shall indemnify any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Section 3.                      Indemnification Not Exclusive Right.  The foregoing rights of indemnification shall not be exclusive of other rights to which he/she may be entitled to under applicable state law.

ARTICLE XI
Limitation on Liability

Section 1.                      Limitation on Liability.  A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or its shareholders for monetary damages otherwise existing for:

(a)	any breach of a director’s duty of loyalty to the Corporation or its shareholders;

(b)	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

(c)	acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or

(d)	any transaction from which the director directly or indirectly derived any improper personal benefit.

Section 2.                      Further Amendment.  If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination or limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended.

Section 3.              Effect of Repeal or Amendment.  Any repeal or modification of this Article XI by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation under this Article XI as in effect immediately prior to the repeal or modification, with respect to any liability that would have accrued, but for this Article XI, prior to the repeal or modification.

ARTICLE XII
Voting of Shareholders

Any action required or permitted to be taken at any annual or special shareholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders or by proxy for the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted.

***

The name and address of the person who caused these Articles of Incorporation to be filed and to whom the Secretary of State may deliver notice if filing of this document is refused is Stacy R. Dees, Esq., 5555 DTC Parkway, Suite D-3001, Greenwood Village, CO 80111.

AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
AEGIS IDENTITY SOFTWARE, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the Articles of Incorporation, of Aegis Identity Software, Inc. (the “Corporation”) are hereby amended.

This Amendment of the Articles of Incorporation was approved and adopted at a duly called meeting of the Corporation’s Board of Directors held on July 10, 2015 and approved by a written consent of the Corporation’s stockholders on July 15, 2015.

Article V (Capital Stock) shall hereby be amended to include the following paragraphs to the end of Section 1:

“Effective upon the effective date of the filing with the Secretary of State of the State of Colorado of the Certificate of Amendment to the Articles of Incorporation (the “Effective Time”), every four (4) shares of Common Stock of the Corporation, par value $0.001 per share (the “Existing Common”), issued and outstanding or reserved for issuance or held in treasury, shall automatically, and without any action by the holder thereof, be changed and reclassified into one (1) share of Common Stock of the Corporation, par value $0.001 per share (the “New Common”), and each certificate which, prior to the Effective Time, represented four (4) shares of the Existing Common shall, from and after the Effective Time, be deemed to represent one (1) share of the New Common.

No fractional shares of New Common will be issued but, in lieu thereof, each holder of shares of Existing Common who would otherwise be entitled to a fraction of a share of New Common (by virtue of holding a number of shares of Existing Common not evenly divisible by 4 or by virtue of holding fewer than four (4) shares of Existing Common prior to the Effective Time), upon surrender of their certificates for Existing Common (and after aggregating all fractional shares of New Common to be received by such holder), shall receive the number of shares of New Common which such holder would otherwise be entitled to receive, rounded up to the next number of whole shares of New Common.  Notwithstanding the forgoing, the authorized capital of the Corporation shall remain as stated in Section 1 of this Article V.”